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                      August 14, 2023

       Donghao Yang
       Chief Financial Officer
       Yatsen Holding Ltd
       Building No. 35, Art Port International Creation Center
       No. 2519 Xingang East Road, Haizhu District
       Guangzhou 510330
       People   s Republic of China

                                                        Re: Yatsen Holding Ltd
                                                            Form 20-F for the
Fiscal Year Ended December 31, 2022
                                                            File No. 001-39703

       Dear Donghao Yang:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Disclosure Review Program
       cc:                                              Yuting Wu